Exhibit 99.1

CALIFORNIA BANCORP REPORTS STRONG SECOND QUARTER EARNINGS, SIGNIFICANT LOAN GROWTH AND IMPROVED CREDIT QUALITY

— Company to increase its quarterly dividend by $0.02 to $0.12 per common share in the third quarter of 2026

San Diego, Calif., July 27, 2026 – California BanCorp (“us,” “we,” “our,” or the “Company”) (NASDAQ: BCAL), the holding company for California Bank of Commerce, N.A. (the “Bank”) announces its consolidated financial results for the second quarter of 2026.

The Company reported net income of $14.3 million, or $0.44 per diluted share, for the second quarter of 2026, compared to $13.8 million, or $0.42 per diluted share for the first quarter of 2026, and $14.1 million, or $0.43 per diluted share for the second quarter of 2025.

“I am pleased to report a very solid second quarter by the Bank, highlighted by strong earnings of $14.3 million, meaningful loan growth of $113.7 million, and a significant improvement in credit quality, with nonperforming assets to total assets decreasing more than 50% to 0.44% from 0.97%,” said David Rainer, Chairman and CEO of the Company and Bank. “I’m also pleased to report our loan growth was well balanced, reflecting our ability to generate new banking relationships with businesses throughout our footprint. Given our strong performance and capital position, we are increasing our quarterly dividend to $0.12 beginning in the third quarter.”

“We continue to focus on our organic growth strategy, with top tier bankers in each of our California markets,” said Richard Hernandez, President of the Company and Bank. “Despite strong competition in our footprint, our team successfully generated new client relationships and increased business development activity in each of our regional commercial banking offices. We remain confident in the strength of our franchise and our ability to continue growing in a disciplined and profitable manner.”

Second Quarter 2026 Highlights

●	Net income of $14.3 million or $0.44 diluted earnings per share for the second quarter.
●	Net interest margin of 4.71%, compared with 4.47% in the prior quarter.
●	Provision for credit losses of $714 thousand for the second quarter, compared with reversal of provision for credit losses of $381 thousand for the prior quarter.
●	Return on average assets of 1.43%, compared with 1.36% in the prior quarter.
●	Return on average common equity of 9.84%, compared with 9.62% in the prior quarter.
●	Return on average tangible common equity (non-GAAP1) of 12.62%, compared with 12.37% in the prior quarter.
●	Total loans, including loans held for sale, increased to $3.11 billion at June 30, 2026, up $113.7 million, or 3.8%, from $3.00 billion at March 31, 2026.
●	Nonperforming loans were $8.9 million, down $21.7 million, or 70.9%, from March 31, 2026.
●	Nonperforming assets to total assets ratio of 0.44% at June 30, 2026, compared with 0.97% at March 31, 2026.
●	Allowance for credit losses (“ACL”) was 1.18% of total loans held for investment at June 30, 2026, compared to 1.21% at March 31, 2026; allowance for loan losses (“ALL”) was 1.13% of total loans held for investment at June 30, 2026, compared to 1.14% at March 31, 2026.

1 Reconciliations of non–U.S. generally accepted accounting principles (“GAAP”) measures are set forth at the end of this press release.

●	Noninterest-bearing deposits represented 37.4% of total deposits, compared with 36.8% of total deposits at March 31, 2026.
●	Cost of deposits was 1.31%, compared to 1.29% in the prior quarter.
●	Cost of funds was 1.38%, compared with 1.36% in the prior quarter.
●	Repurchased 102,594 shares of common stock at an average price of $19.46 and a total cost of $2.0 million under the stock repurchase program in the second quarter of 2026, compared to 409,915 shares of common stock at an average price of $18.08 and a total cost of $7.4 million in the first quarter of 2026.
●	Dividend of $0.10 per common share declared in May 2026 and paid in July 2026, totaling $3.3 million.
●	Tangible book value per common share (non-GAAP1) of $14.29 at June 30, 2026, up $0.32 from $13.97 at March 31, 2026.
●	The Company’s preliminary capital ratios at June 30, 2026 exceed the minimums required to be “well-capitalized,” the highest regulatory capital category.

The Company’s Board of Directors approved the regular quarterly cash dividend of $0.12 per share to holders of its common stock, an increase of $0.02 per share from the prior quarter. The dividend is expected to be paid on October 15, 2026, to shareholders of record at the close of the business day on September 21, 2026.

Second Quarter Operating Results

Net Income

Net income for the second quarter of 2026 was $14.3 million, or $0.44 per diluted share, compared with $13.8 million, or $0.42 per diluted share in the first quarter of 2026. Pre-tax, pre-provision income (non-GAAP1) for the second quarter was $20.6 million, an increase of $1.9 million, or 9.89%, from the prior quarter. The net income and diluted earnings per share increase were largely driven by higher net interest income, and lower noninterest expense, partially offset by a higher provision for credit losses and lower noninterest income.

Net Interest Income and Net Interest Margin

Net interest income for the second quarter of 2026 was $43.4 million, compared with $42.1 million in the prior quarter. The increase in net interest income was primarily due to a $1.1 million increase in total interest and dividend income, coupled with a $123 thousand decrease in total interest expense in the second quarter of 2026, as compared with the prior quarter. The increase in net interest income was also impacted by one additional day in the current quarter compared with the prior quarter.

During the second quarter of 2026, total interest income increased by $1.1 million. The increase was primarily driven by a $2.3 million increase in loan interest income, which included an increase of $98 thousand in accretion from the net purchase accounting discounts on acquired loans and $600 thousand in cash interest collections from the payoff of two nonaccrual loans, net of $56 thousand in reversals of interest income on loans placed on nonaccrual, coupled with an increase of $749 thousand in total debt securities income. These increases were partially offset by a decrease of $1.7 million in interest income from deposits in other financial institutions and a decrease of $225 thousand in dividend income from restricted stock investments and other bank stock. The increase in interest income was mainly due to a 25 basis point increase in the yield on average total interest-earning assets, including increases in average total loans of $23.6 million, and average total debt securities of $49.4 million, offset by decreases in average deposits in other financial institutions of $195.9 million and average Fed funds sold/resale agreements of $4.1 million. The decrease in interest expense for the second quarter of 2026 was primarily due to a $119 thousand decrease in interest expense on average total interest-bearing deposits, the result of lower average total interest-bearing deposits of $132.4 million, partially offset by an 8 basis point increase in the cost of average total interest-bearing deposits.

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Net interest margin for the second quarter of 2026 was 4.71%, compared with 4.47% in the prior quarter. The expansion of the net interest margin by 24 basis points was primarily driven by higher loan yields, a 6 basis point increase from the resolution of certain nonaccrual loans, and continued benefit from purchase accounting accretion. Total interest-earning assets yield increased by 25 basis points, partially offset by a 2 basis point increase in the cost of funds. The yield on total average interest-earning assets in the second quarter of 2026 was 5.97%, compared with 5.72% in the prior quarter. The yield on average total loans in the second quarter of 2026 was 6.34%, an increase of 20 basis points from 6.14% in the prior quarter. The yield on average total loans in the second quarter of 2026 included the impact of the cash interest collection from the payoff of two nonaccrual loans, net of reversals of interest income on loans placed on nonaccrual noted above, which increased the overall total loan yield by 7 basis points. There was a $479 thousand reversal of interest income in the prior quarter which negatively impacted the net interest margin by 6 basis points. Accretion income from the net purchase accounting discounts on acquired loans was $3.3 million, increasing the yield on average total loans by 44 basis points; the net amortization expense from the purchase accounting discounts on acquired subordinated debt and acquired time deposits premium increased interest expense by $389 thousand, the combination of which increased the net interest margin by 32 basis points in the second quarter of 2026. In the prior quarter, accretion income from the net purchase accounting discounts on acquired loans was $3.2 million, increasing the yield on average total loans by 44 basis points; the net amortization expense from the purchase accounting discounts on acquired subordinated debt and acquired time deposits premium increased the interest expense by $388 thousand, the combination of which increased the net interest margin by 30 basis points.

Cost of funds for the second quarter of 2026 was 1.38%, an increase of 2 basis points from 1.36% in the prior quarter. The increase was primarily driven by an 8 basis point increase in the cost of average total interest-bearing deposits. The amortization expense of $389 thousand from the purchase accounting discounts on acquired subordinated debt and acquired time deposits premium contributed 5 basis points to the cost of funds. Average noninterest-bearing demand deposits increased $18.6 million to $1.22 billion and represented 36.7% of total average deposits for the second quarter of 2026, compared with $1.21 billion and 34.9%, respectively, in the prior quarter; average interest-bearing deposits decreased $132.4 million to $2.11 billion during the second quarter of 2026. The total cost of deposits in the second quarter of 2026 was 1.31%, compared with 1.29% in the prior quarter. The cost of total interest-bearing deposits increased 8 basis points, driven primarily by changes in the Company’s deposit mix and overall competition for deposits driving market deposit rates upward in the second quarter of 2026.

Average total borrowings increased $51 thousand to $34.4 million in the second quarter of 2026, primarily due to a $384 thousand increase in average subordinated debt due to accretion of discounts, partially offset by a $333 thousand decrease in average Federal Home Loan Bank (“FHLB”) advances from an overnight advance. The average cost of total borrowings was 8.10% for the second quarter of 2026, down from 8.25% in the prior quarter.

Provision for Credit Losses

The Company recorded a provision for credit losses of $714 thousand for the second quarter of 2026, compared with a reversal of provision for credit losses of $381 thousand in the prior quarter. The provision for credit losses in the second quarter of 2026 was comprised of a $1.1 million provision for credit losses on loans held for investment, partially offset by a $336 thousand reversal of provision for credit losses for unfunded loan commitments during the second quarter of 2026. Total unfunded loan commitments decreased by $28.2 million to $896.9 million at June 30, 2026, compared to $925.1 million in unfunded loan commitments at March 31, 2026.

The provision for credit losses for loans held for investment in the second quarter of 2026 was $1.1 million, an increase of $1.4 million from a reversal of provision for credit losses of $381 thousand in the prior quarter. The increase reflected updates to the reasonable and supportable economic forecasts for California, continued loan growth, changes in portfolio composition, and higher substandard accruing loan balances, partially offset by refinements to the qualitative factors and scenario weighting. The Company’s management continues to monitor macroeconomic variables including changes in interest rates, uncertainty in the current economic environment, and elevated geopolitical risks related to ongoing conflicts in the Middle East. Management believes it has appropriately provisioned for the current environment.

Noninterest Income

Total noninterest income was $1.6 million in the second quarter of 2026, a decrease of $586 thousand compared with $2.1 million in the first quarter of 2026. Other charges and fees decreased $534 thousand in the second quarter due primarily to a loss from equity investments of $251 thousand in the second quarter of 2026 compared to income of $181 thousand in the prior quarter.

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Noninterest Expense

Total noninterest expense for the second quarter of 2026 was $24.3 million, a decrease of $1.2 million from total noninterest expense of $25.5 million in the prior quarter. Salaries and employee benefits decreased $1.0 million during the second quarter of 2026 to $15.5 million primarily because the previous quarter included increases in payroll taxes typically occurring in the first quarter each year, coupled with the increase in loan origination costs deferred based on increased loan origination activity. The decrease in other expenses of $424 thousand was due primarily to the decreases in loan related expenses and valuation write-downs on loans held for sale. There were no valuation write-downs on loans held for sale in the second quarter of 2026, compared with $266 thousand in the prior quarter.

Efficiency ratio (non-GAAP1) for the second quarter of 2026 was 54.22%, compared with 57.69% in the prior quarter.

Income Tax

In the second quarter of 2026, the Company’s income tax expense was $5.5 million, compared with $5.3 million for the first quarter of 2026. The effective rate was 27.9% for the second quarter of 2026 and 27.8% for the first quarter of 2026.

Balance Sheet

Assets

Total assets at June 30, 2026 were $4.03 billion, a decrease of $23.5 million or 0.6% from March 31, 2026. The decrease in total assets from the prior quarter was primarily related to decreases in cash and cash equivalents of $146.2 million, partially offset by a $113.7 million increase in loans, including loans held for sale and a $10.2 million increase in available-for-sale debt securities.

Loans

Total loans held for investment (“LHFI”) were $3.09 billion at June 30, 2026, an increase of $121.9 million, compared with March 31, 2026. During the second quarter of 2026, there were new originations of $245.6 million, including $26.5 million of short-term participation purchases in fully collateralized mortgage loans, net advances of $32.4 million, and the transfer of $7.4 million of SBA 7(a) loans from loans held for sale to loans held for investment at net amortized cost. These increases were partially offset by $163.3 million loan payoffs, including a $5.7 million discounted note sale that resulted in a $127 thousand charge-off. Total loans secured by real estate increased by $75.7 million, of which other commercial real estate loans increased $58.2 million; multifamily loans increased $13.3 million, and 1-4 family residential loans increased by $10.7 million; commercial and industrial loans increased by $45.6 million, including $26.5 million of aforementioned participation purchases in mortgage loans through approved warehouse facilities; and other consumer loans increased by $629 thousand. These increases were partially offset by a decrease in construction and land development loans of $6.5 million.

The Company had $15.8 million in loans held for sale at June 30, 2026, consisting entirely of consumer solar loans, compared with $24.1 million at March 31, 2026, consisting of $7.6 million of SBA 7(a) loans and $16.5 million of consumer solar loans. During the second quarter of 2026, the Company transferred its $7.4 million SBA 7(a) loans held for sale to loans held for investment at net amortized cost. The Company did not record a valuation write-down related to its consumer solar loans in the second quarter of 2026. In the first quarter of 2026, the Company recorded a valuation allowance of $266 thousand related to these loans.

Deposits

Total deposits at June 30, 2026 were $3.36 billion, a decrease of $34.4 million from March 31, 2026. The decrease was primarily due to decreases in interest-bearing non-maturity deposits of $30.0 million, non-brokered time deposits of $13.9 million, partially offset by an increase in noninterest-bearing demand deposits of $9.5 million. Noninterest-bearing demand deposits at June 30, 2026, were $1.26 billion, or 37.4% of total deposits, compared with $1.25 billion, or 36.8% of total deposits at March 31, 2026. At June 30, 2026, total interest-bearing deposits were $2.10 billion, compared with $2.15 billion at March 31, 2026. At June 30, 2026, the Company did not have any brokered time deposits. The Company offers the Insured Cash Sweep product and Certificate of Deposit Account Registry Service, each of which provides reciprocal deposit placement services to fully qualified large customer deposits for FDIC insurance among other participating banks. Total reciprocal deposits were $705.2 million, or 21.0% of total deposits at June 30, 2026, compared with $723.7 million, or 21.3% of total deposits at March 31, 2026.

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Federal Home Loan Bank (“FHLB”) and Liquidity

At June 30, 2026 and March 31, 2026, the Company had no FHLB or Federal Reserve Discount Window borrowings.

At June 30, 2026, the Company had available borrowing capacity from an FHLB secured line of credit of approximately $719.8 million and available borrowing capacity from the Federal Reserve Discount Window of approximately $329.7 million. The Company also had available borrowing capacity from four unsecured credit lines from correspondent banks of approximately $90.5 million at June 30, 2026, with no outstanding borrowings. Total available borrowing capacity was $1.14 billion at June 30, 2026. Additionally, the Company had unpledged liquid securities at fair value of approximately $211.0 million and cash and cash equivalents of $265.0 million at June 30, 2026.

The Company intends to redeem all $35.0 million of its 3.50% fixed-to-floating rate subordinated debt due September 1, 2031, at par value during the third quarter of 2026. Starting in September 2026, the interest rate on that subordinated debt is scheduled to transition from a fixed rate to a quarterly variable rate equal to the then current 90-day SOFR plus 2.86%, through the contractual maturity date of September 1, 2031.

Asset Quality

Total non-performing assets were $17.5 million, or 0.44% of total assets at June 30, 2026, a decrease of $21.7 million, or 55.3%, from $39.2 million, or 0.97% of total assets, at March 31, 2026. Total non-performing loans were $8.9 million, or 0.29% of total loans held for investment at June 30, 2026, compared with $30.6 million, or 1.03% of total loans held for investment at March 31, 2026.

Total nonperforming loans decreased $21.7 million, or 70.9%, during the second quarter of 2026 primarily reflecting the resolution of three nonperforming commercial real estate loans that had been downgraded in the prior quarter, including the full repayment of two loans with a combined net carrying value of $17.8 million and the discounted note sale of a $5.7 million loan, which resulted in a $127 thousand charge-off. In addition, existing nonperforming loans had net paydowns of $758 thousand during the quarter. These decreases were partially offset by the downgrade of a 1-4 family residential investment loan with a net carrying value of $2.7 million at June 30, 2026. This loan is classified as an individually evaluated, collateral-dependent loan and no allowance was recorded at June 30, 2026, as a full repayment is anticipated.

Special mention loans decreased by $5.0 million during the second quarter of 2026 to $48.6 million at June 30, 2026. The decrease in the special mention loans was due mostly to $7.7 million of loans downgraded to substandard, coupled with $3.7 million in payoffs and $70 thousand in upgrades to pass rating, partially offset by $5.1 million of loans downgraded from pass rating, and $1.3 million in net advances,

Substandard loans decreased by $8.2 million during the second quarter of 2026 to $64.2 million at June 30, 2026. The decrease in the substandard loans was due primarily to the aforementioned payoffs and discounted note sales of three nonperforming commercial real estate loans totaling $23.6 million, coupled with $6.0 million of other payoffs and $1.2 million of net paydowns, partially offset by $14.9 million of downgrades from pass risk rating to substandard accruing and $7.7 million of downgrades from special mention to substandard accruing.

The Company had no LHFI that were over 90 days past due and still accruing interest at June 30, 2026 and March 31, 2026, respectively.

Loan delinquencies (30-89 days past due, excluding nonaccrual loans) totaled $4.9 million at June 30, 2026, compared with $12.8 million in such loan delinquencies at March 31, 2026. The decrease was primarily due to $10.0 million of loans brought to current, and $2.7 million of 1-4 family residential loan downgraded to nonaccrual, partially offset by $4.5 million of loans that became delinquent during the second quarter of 2026.

The allowance for credit losses, which is comprised of the ALL and reserve for unfunded loan commitments, totaled $36.6 million at June 30, 2026, compared with $36.1 million at March 31, 2026. The $522 thousand increase in the allowance for credit losses included a $1.1 million provision for credit losses for the loan portfolio, net charge-offs of $192 thousand, and a $336 thousand reversal of provision for credit losses for unfunded loan commitments for the quarter ended June 30, 2026.

The ALL was $34.9 million, or 1.13% of total loans held for investment at June 30, 2026, compared with $34.0 million, or 1.14% at March 31, 2026.

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Capital

Tangible book value per common share (non-GAAP1) at June 30, 2026 was $14.29, compared with $13.97 at March 31, 2026. In the second quarter of 2026, tangible book value was primarily impacted by net income of $14.3 million for the second quarter, and stock-based compensation activity. This was partially offset by an increase in net of tax unrealized losses on available-for-sale debt securities, the Company’s stock repurchase program activity, and cash dividends, which reduced the tangible book value per common share by $0.05, $0.06 and $0.10, respectively. Other comprehensive losses related to net of tax unrealized losses on available-for-sale debt securities increased by $1.5 million to $5.3 million at June 30, 2026, from $3.8 million at March 31, 2026. The increase in the net of tax unrealized losses on available-for-sale debt securities was attributable to non-credit related factors, including a decrease in bond prices at the long end of the yield curve and the general interest rate environment, and growth in the available-for-sale debt securities. Tangible common equity (non-GAAP1) as a percentage of total tangible assets (non-GAAP1) at June 30, 2026, increased to 11.77% from 11.46% in the prior quarter, and net of tax unrealized losses on available-for-sale debt securities as a percentage of tangible common equity (non-GAAP1) at June 30, 2026 increased to 1.2% from 0.8% in the prior quarter.

The Company’s preliminary capital ratios exceed the minimums required to be “well-capitalized” at June 30, 2026.

Stock Repurchase Program

During the second quarter of 2026, the Company repurchased 102,594 shares of its common stock at an average price of $19.46 and a total cost of $2.0 million under the stock repurchase program, compared to 409,915 shares of common stock at an average price of $18.08 and a total cost of $7.4 million in the first quarter of 2026. The remaining maximum number of shares authorized to be repurchased under this program was 875,563 shares at June 30, 2026.

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ABOUT CALIFORNIA BANCORP

California BanCorp (NASDAQ: BCAL) is a registered bank holding company headquartered in San Diego, California. California Bank of Commerce, N.A., a national banking association chartered under the laws of the United States (the “Bank”) and regulated by the Office of the Comptroller of the Currency, is a wholly owned subsidiary of California BanCorp. Established in 2001 and headquartered in San Diego, California, the Bank offers a range of financial products and services to individuals, professionals, and small to medium-sized businesses through its 14 branch offices including 11 commercial banking offices serving California. The Bank’s solutions-driven, relationship-based approach to banking provides accessibility to decision makers and enhances value through strong partnerships with its clients. Additional information is available at www.californiabankofcommerce.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and other matters that are not historical facts. Examples of forward-looking statements include, among others, statements regarding expectations, plans or objectives for future operations, products or services, loan recoveries, projections, and expectations regarding the adequacy of reserves for credit losses, as well as forecasts relating to financial and operating results or other measures of economic performance. Forward-looking statements reflect management’s current view about future events and involve risks and uncertainties that may cause actual results to differ from those expressed in the forward-looking statement or historical results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include the words or phrases such as “aim,” “can,” “may,” “could,” “predict,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “hope,” “intend,” “plan,” “potential,” “project,” “will likely result,” “continue,” “seek,” “shall,” “possible,” “projection,” “optimistic,” and “outlook,” and variations of these words and similar expressions.

Factors that could cause or contribute to results differing from those in or implied in the forward-looking statements include but are not limited to the impact of bank failures or other adverse developments at other banks on general investor sentiment regarding the stability and liquidity of banks; changes in real estate markets and valuations; the impact on financial markets from geopolitical conflicts; inflation, interest rate, market and monetary fluctuations and general economic conditions, either nationally or locally in the areas in which the Company conducts business; increases in competitive pressures among financial institutions and businesses offering similar products and services; general credit risks related to lending, including changes in the value of real estate or other collateral, the financial condition of borrowers, the effectiveness of our underwriting practices and the risk of fraud; higher than anticipated defaults in the Company’s loan portfolio; changes in management’s estimate of the adequacy of the allowance for credit losses or the factors the Company uses to determine the allowance for credit losses; changes in demand for loans and other products and services offered by the Company; the possibility that the Company may reduce or discontinue the payment of dividends on its common stock; the possibility that the Company may discontinue, reduce or otherwise limit the level of repurchases of its common stock that it may make from time to time pursuant to its stock repurchase program; the costs and outcomes of litigation; legislative or regulatory changes or changes in accounting principles, policies or guidelines; and other risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission (“SEC”) and other documents the Company may file with the SEC from time to time.

Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and other documents the Company files with the SEC from time to time.

Any forward-looking statement made in this release is based only on information currently available to management and speaks only as of the date on which it is made. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements or to conform such forward-looking statements to actual results or to changes in its opinions or expectations, except as required by law.

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California BanCorp and Subsidiary

Financial Highlights (Unaudited)

	At or for the Three Months Ended			At or for the Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
	($ in thousands except share and per share data)
EARNINGS
Net interest income	$43,354	$42,084	$41,417	$85,438	$83,672
Provision for (reversal of) credit losses	$714	$(381)	$(634)	$333	$(4,410)
Noninterest income	$1,551	$2,137	$2,856	$3,688	$5,422
Noninterest expense	$24,346	$25,512	$24,833	$49,858	$49,753
Income tax expense	$5,545	$5,299	$5,975	$10,844	$12,799
Net income	$14,300	$13,791	$14,099	$28,091	$30,952
Pre-tax pre-provision income (1)	$20,559	$18,709	$19,440	$39,268	$39,341
Diluted earnings per share	$0.44	$0.42	$0.43	$0.86	$0.95
Shares outstanding at period end	32,110,117	32,152,298	32,463,311	32,110,117	32,463,311

PERFORMANCE RATIOS
Return on average assets	1.43%	1.36%	1.45%	1.40%	1.58%
Return on average common equity	9.84%	9.62%	10.50%	9.73%	11.81%
Yield on total loans	6.34%	6.14%	6.58%	6.24%	6.59%
Yield on interest earning assets	5.97%	5.72%	6.21%	5.84%	6.24%
Cost of deposits	1.31%	1.29%	1.59%	1.30%	1.59%
Cost of funds	1.38%	1.36%	1.73%	1.37%	1.73%
Net interest margin	4.71%	4.47%	4.61%	4.59%	4.63%
Efficiency ratio (1)	54.22%	57.69%	56.09%	55.94%	55.84%

	As of
	June 30, 2026	March 31, 2026	December 31, 2025
	($ in thousands except share and per share data)
CAPITAL
Tangible equity to tangible assets (1)	11.77%	11.46%	11.45%
Book value (BV) per common share	$18.27	$17.97	$17.79
Tangible BV per common share (1)	$14.29	$13.97	$13.79
ASSET QUALITY
Allowance for loan losses (ALL)	$34,860	$34,002	$34,348
Reserve for unfunded loan commitments	$1,769	$2,105	$2,105
Allowance for credit losses (ACL)	$36,629	$36,107	$36,453
Allowance for loan losses to nonperforming loans	390.7%	111.0%	213.5%
ALL to total loans held for investment	1.13%	1.14%	1.13%
ACL to total loans held for investment	1.18%	1.21%	1.20%
30-89 days past due, excluding nonaccrual loans	$4,941	$12,793	$14,735
Over 90 days past due, excluding nonaccrual loans	$—	$—	$—
Special mention loans	$48,640	$53,680	$72,407
Special mention loans to total loans held for investment	1.57%	1.81%	2.39%
Substandard loans	$64,209	$72,392	$60,681
Substandard loans to total loans held for investment	2.07%	2.44%	2.00%
Nonperforming loans	$8,922	$30,625	$16,086
Nonperforming loans to total loans held for investment	0.29%	1.03%	0.53%
Other real estate owned, net	$8,613	$8,613	$—
Nonperforming assets	$17,535	$39,238	$16,086
Nonperforming assets to total assets	0.44%	0.97%	0.40%

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	As of
	June 30, 2026	March 31, 2026	December 31, 2025
	($ in thousands except share and per share data)
END OF PERIOD BALANCES
Total loans, including loans held for sale	$3,110,581	$2,996,929	$3,058,992
Total assets	$4,025,259	$4,048,734	$4,033,386
Deposits	$3,359,105	$3,393,485	$3,370,581
Loans to deposits	92.6%	88.3%	90.8%
Shareholders’ equity	$586,640	$577,835	$576,586

(1) Non-GAAP measure. See – GAAP to Non-GAAP reconciliation.

	At or for the Three Months Ended			At or for the Six Months Ended
ALLOWANCE for CREDIT LOSSES	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
	($ in thousands)
Allowance for loan losses
Balance at beginning of period	$34,002	$34,348	$45,839	$34,348	$50,540
Provision for (reversal of) credit losses	1,050	(381)	(663)	669	(3,821)
Charge-offs	(193)	—	(4,247)	(193)	(7,406)
Recoveries	1	35	181	36	1,797
Net (charge-offs) recoveries	(192)	35	(4,066)	(157)	(5,609)
Balance, end of period	$34,860	$34,002	$41,110	$34,860	$41,110
Reserve for unfunded loan commitments (1)
Balance, beginning of period	$2,105	$2,105	$2,485	$2,105	$3,103
(Reversal of) provision for credit losses	(336)	—	29	(336)	(589)
Balance, end of period	1,769	2,105	2,514	1,769	2,514
Allowance for credit losses	$36,629	$36,107	$43,624	$36,629	$43,624

ALL to total loans held for investment	1.13%	1.14%	1.37%	1.13%	1.37%
ACL to total loans held for investment	1.18%	1.21%	1.46%	1.18%	1.46%
Net (charge-offs) recoveries to average total loans	(0.03)%	0.00%	(0.54)%	(0.01)%	(0.37)%

(1) Included in “Accrued interest and other liabilities” on the consolidated balance sheets.

9

California BanCorp and Subsidiary

Balance Sheets (Unaudited)

	June 30, 2026	March 31, 2026	December 31, 2025
	($ in thousands)
ASSETS
Cash and due from banks	$55,196	$56,390	$52,013
Federal funds sold & other interest-bearing balances	209,755	354,750	347,900
Total cash and cash equivalents	264,951	411,140	399,913

Debt securities available-for-sale, at fair value (amortized cost of $316,289, $303,968 and $237,191 at June 30, 2026, March 31, 2026 and December 31, 2025)	308,792	298,617	234,890
Debt securities held-to-maturity, at cost (fair value of $49,054, $48,467 and $49,308 at June 30, 2026, March 31, 2026 and December 31, 2025)	52,761	52,849	52,936
Loans held for sale	15,828	24,096	25,105
Loans held for investment:
Construction & land development	133,828	140,345	138,894
1-4 family residential	139,841	129,121	142,399
Multifamily	286,296	273,007	324,075
Other commercial real estate	1,906,910	1,848,663	1,820,445
Commercial & industrial	625,212	579,660	605,859
Other consumer	2,666	2,037	2,215
Total loans held for investment	3,094,753	2,972,833	3,033,887
Allowance for credit losses - loans	(34,860)	(34,002)	(34,348)
Total loans held for investment, net	3,059,893	2,938,831	2,999,539

Restricted stock at cost	30,941	30,940	30,932
Premises and equipment	12,154	11,978	12,116
Right of use asset	14,664	15,463	15,094
Other real estate owned, net	8,613	8,613	—
Goodwill	110,934	110,934	110,934
Intangible assets	16,880	17,680	18,480
Bank owned life insurance	67,903	67,407	67,367
Deferred taxes, net	26,054	26,184	29,041
Accrued interest and other assets	34,891	34,002	37,039
Total assets	$4,025,259	$4,048,734	$4,033,386

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$1,256,822	$1,247,363	$1,178,256
Interest-bearing NOW accounts	819,746	833,601	840,593
Money market and savings accounts	1,190,498	1,206,598	1,223,486
Time deposits	92,039	105,923	128,246
Total deposits	3,359,105	3,393,485	3,370,581

Borrowings	34,611	34,221	33,832
Operating lease liability	18,375	19,184	18,936
Accrued interest and other liabilities	26,528	24,009	33,451
Total liabilities	3,438,619	3,470,899	3,456,800

Shareholders’ Equity:
Common stock - 50,000,000 shares authorized, no par value; issued and outstanding 32,110,117, 32,152,298, and 32,418,182 at June 30, 2026, March 31, 2026 and December 31, 2025	434,514	435,249	442,394
Retained earnings	157,407	146,355	135,813
Accumulated other comprehensive loss - net of taxes	(5,281)	(3,769)	(1,621)
Total shareholders’ equity	586,640	577,835	576,586
Total liabilities and shareholders’ equity	$4,025,259	$4,048,734	$4,033,386

10

California BanCorp and Subsidiary

Income Statements - Quarterly and Year-to-Date (Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
	($ in thousands except share and per share data)
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$47,970	$45,628	$49,080	$93,598	$99,766
Interest on debt securities	3,528	2,778	1,751	6,306	3,275
Interest on tax-exempted debt securities	297	298	304	595	609
Interest and dividends from other institutions	3,137	5,081	4,651	8,218	8,961
Total interest and dividend income	54,932	53,785	55,786	108,717	112,611

INTEREST EXPENSE
Interest on NOW, savings, and money market accounts	10,105	10,059	11,390	20,164	22,506
Interest on time deposits	778	943	1,550	1,721	3,613
Interest on borrowings	695	699	1,429	1,394	2,820
Total interest expense	11,578	11,701	14,369	23,279	28,939
Net interest income	43,354	42,084	41,417	85,438	83,672
Provision for (reversal of) credit losses (1)	714	(381)	(634)	333	(4,410)
Net interest income after provision for (reversal of) credit losses	42,640	42,465	42,051	85,105	88,082
NONINTEREST INCOME
Service charges and fees on deposit accounts	1,097	1,100	1,178	2,197	2,364
Gain on sale of loans	—	—	—	—	577
Bank owned life insurance income	496	518	503	1,014	966
Servicing and related income on loans	51	78	102	129	244
Other charges and fees	(93)	441	1,073	348	1,271
Total noninterest income	1,551	2,137	2,856	3,688	5,422
NONINTEREST EXPENSE
Salaries and employee benefits	15,544	16,550	15,293	32,094	31,157
Occupancy and equipment expenses	1,944	1,989	2,094	3,933	4,246
Data processing	2,079	1,965	1,831	4,044	3,766
Legal, audit and professional	850	709	972	1,559	1,831
Regulatory assessments	544	527	545	1,071	1,267
Director and shareholder expenses	352	337	395	689	799
Intangible assets amortization	800	800	948	1,600	1,896
Litigation settlements, net	—	75	—	75	—
Other real estate owned income, net	201	104	862	305	930
Other expense	2,032	2,456	1,893	4,488	3,861
Total noninterest expense	24,346	25,512	24,833	49,858	49,753
Income before income taxes	19,845	19,090	20,074	38,935	43,751
Income tax expense	5,545	5,299	5,975	10,844	12,799
Net income	$14,300	$13,791	$14,099	$28,091	$30,952

Net income per share - basic	$0.44	$0.43	$0.43	$0.87	$0.96
Net income per share - diluted	$0.44	$0.42	$0.43	$0.86	$0.95
Weighted average common shares-diluted	32,395,945	32,675,943	32,685,132	32,535,171	32,691,643

(1) Included (reversal of) provision for credit losses on unfunded loan commitments of $(336) thousand, zero and $29 thousand for the three months ended June 30, 2026, March 31, 2026, and June 30, 2025, respectively; and $(336) thousand and $(589) thousand for the six months ended June 30, 2026 and June 30, 2025, respectively.

11

California BanCorp and Subsidiary

Average Balance Sheets and Yield Analysis

(Unaudited)

	Three Months Ended
	June 30, 2026			March 31, 2026			June 30, 2025
	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost
	($ in thousands)
Assets
Interest-earning assets:
Total loans	$3,037,033	$47,970	6.34%	$3,013,389	$45,628	6.14%	$2,992,299	$49,080	6.58%
Taxable debt securities	306,837	3,528	4.61%	257,350	2,778	4.38%	164,558	1,751	4.27%
Tax-exempt debt securities (1)	52,262	297	2.89%	52,350	298	2.92%	53,438	304	2.89%
Deposits in other financial institutions	230,941	2,123	3.69%	426,830	3,843	3.65%	295,602	3,270	4.44%
Fed funds sold/resale agreements	30,700	301	3.93%	34,836	300	3.49%	65,568	730	4.47%
Restricted stock investments and other bank stock	31,759	713	9.00%	31,756	938	11.98%	31,672	651	8.24%
Total interest-earning assets	3,689,532	54,932	5.97%	3,816,511	53,785	5.72%	3,603,137	55,786	6.21%
Total noninterest-earning assets	307,720			297,987			302,142
Total Assets	$3,997,252			$4,114,498			$3,905,279

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing NOW accounts	$838,323	$3,543	1.70%	$919,891	$3,362	1.48%	$763,987	$3,666	1.92%
Money market and savings accounts	1,176,250	6,562	2.24%	1,208,718	6,697	2.25%	1,149,286	7,724	2.70%
Time deposits	96,848	778	3.22%	115,179	943	3.32%	165,049	1,550	3.77%
Total interest-bearing deposits	2,111,421	10,883	2.07%	2,243,788	11,002	1.99%	2,078,322	12,940	2.50%
Borrowings:
FHLB advances	—	—	—%	333	3	3.98%	—	—	—%
Subordinated debt	34,421	695	8.10%	34,037	696	8.29%	67,159	1,429	8.53%
Total borrowings	34,421	695	8.10%	34,370	699	8.25%	67,159	1,429	8.53%
Total interest-bearing liabilities	2,145,842	11,578	2.16%	2,278,158	11,701	2.08%	2,145,481	14,369	2.69%

Noninterest-bearing liabilities:
Noninterest-bearing deposits (2)	1,224,016			1,205,464			1,179,791
Other liabilities	44,695			49,692			41,629
Shareholders’ equity	582,699			581,184			538,378
Total Liabilities and Shareholders’ Equity	$3,997,252			$4,114,498			$3,905,279

Net interest spread			3.81%			3.64%			3.52%
Net interest income and margin		$43,354	4.71%		$42,084	4.47%		$41,417	4.61%
Cost of deposits	$3,335,437	$10,883	1.31%	$3,449,252	$11,002	1.29%	$3,258,113	$12,940	1.59%
Cost of funds	$3,369,858	$11,578	1.38%	$3,483,622	$11,701	1.36%	$3,325,272	$14,369	1.73%

(1) Tax-exempt debt securities yields are presented on a tax equivalent basis using a 21% tax rate.

(2) Average noninterest-bearing deposits represent 36.70%, 34.95% and 36.21% of average total deposits for the three months ended June 30, 2026, March 31, 2026 and June 30, 2025, respectively.

12

California BanCorp and Subsidiary

Average Balance Sheets and Yield Analysis

(Unaudited)

	Six Months Ended
	June 30, 2026			June 30, 2025
	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost
	($ in thousands)
Assets
Interest-earning assets:
Total loans	$3,025,276	$93,598	6.24%	$3,050,686	$99,766	6.59%
Taxable debt securities	282,230	6,306	4.51%	152,089	3,275	4.34%
Tax-exempt debt securities (1)	52,306	595	2.90%	53,480	609	2.91%
Deposits in other financial institutions	328,344	5,966	3.66%	306,034	6,738	4.44%
Fed funds sold/resale agreements	32,756	601	3.70%	48,088	1,065	4.47%
Restricted stock investments and other bank stock	31,757	1,651	10.48%	31,665	1,158	7.37%
Total interest-earning assets	3,752,669	108,717	5.84%	3,642,042	112,611	6.24%
Total noninterest-earning assets	302,882			310,092
Total Assets	$4,055,551			$3,952,134

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing NOW accounts	$878,882	$6,905	1.58%	$749,677	$7,032	1.89%
Money market and savings accounts	1,192,394	13,259	2.24%	1,155,588	15,474	2.70%
Time deposits	105,963	1,721	3.28%	186,167	3,613	3.91%
Total interest-bearing deposits	2,177,239	21,885	2.03%	2,091,432	26,119	2.52%
Borrowings:
FHLB advances	166	3	3.97%	—	—	—%
Subordinated debt	34,230	1,391	8.19%	68,585	2,820	8.29%
Total borrowings	34,396	1,394	8.17%	68,585	2,820	8.29%
Total interest-bearing liabilities	2,211,635	23,279	2.12%	2,160,017	28,939	2.70%

Noninterest-bearing liabilities:
Noninterest-bearing deposits (2)	1,214,791			1,217,627
Other liabilities	47,180			45,974
Shareholders’ equity	581,945			528,516
Total Liabilities and Shareholders’ Equity	$4,055,551			$3,952,134

Net interest spread			3.72%			3.54%
Net interest income and margin		$85,438	4.59%		$83,672	4.63%
Cost of deposits	$3,392,030	$21,885	1.30%	$3,309,059	$26,119	1.59%
Cost of funds	$3,426,426	$23,279	1.37%	$3,377,644	$28,939	1.73%

(1) Tax-exempt debt securities yields are presented on a tax equivalent basis using a 21% tax rate.

(2) Average noninterest-bearing deposits represent 35.81%, and 36.80% of average total deposits for the six months ended June 30, 2026 and June 30, 2025, respectively.

13

California BanCorp and Subsidiary

GAAP to Non-GAAP Reconciliation

(Unaudited)

The following tables present a reconciliation of non-GAAP financial measures to GAAP measures for: (1) efficiency ratio, (2) pre-tax pre-provision income, (3) average tangible common equity, (4) return on tangible common equity, (5) tangible common equity, (6) tangible assets, (7) tangible common equity to tangible asset ratio, and (8) tangible book value per common share. We believe the presentation of certain non-GAAP financial measures provides useful information to assess our consolidated financial condition and consolidated results of operations and to assist investors in evaluating our financial results relative to our peers. These non-GAAP financial measures complement our GAAP reporting and are presented below to provide investors and others with information that we use to manage the business each period. Because not all companies use identical calculations, the presentation of these non-GAAP financial measures may not be comparable to other similarly titled measures used by other companies. These non-GAAP measures should be taken together with the corresponding GAAP measures and should not be considered a substitute of the GAAP measures.

	Three Months Ended			Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
	($ in thousands)
Efficiency Ratio
Noninterest expense	$24,346	$25,512	$24,833	$49,858	$49,753

Net interest income	43,354	42,084	41,417	85,438	83,672
Noninterest income	1,551	2,137	2,856	3,688	5,422
Total net interest income and noninterest income	$44,905	$44,221	$44,273	$89,126	$89,094
Efficiency ratio (non-GAAP)	54.22%	57.69%	56.09%	55.94%	55.84%

Pre-tax pre-provision income
Net interest income	$43,354	$42,084	$41,417	$85,438	$83,672
Noninterest income	1,551	2,137	2,856	3,688	5,422
Total net interest income and noninterest income	44,905	44,221	44,273	89,126	89,094
Less: Noninterest expense	24,346	25,512	24,833	49,858	49,753
Pre-tax pre-provision income (non-GAAP)	$20,559	$18,709	$19,440	$39,268	$39,341

Return on Average Assets, Equity, and Tangible Equity
Net income	$14,300	$13,791	$14,099	$28,091	$30,952

Average assets	$3,997,252	$4,114,498	$3,905,279	$4,055,551	$3,952,134
Average shareholders’ equity	582,699	581,184	538,378	581,945	528,516
Less: Average intangible assets	128,203	128,992	132,600	128,595	133,081
Average tangible common equity (non-GAAP)	$454,496	$452,192	$405,778	$453,350	$395,435

Return on average assets	1.43%	1.36%	1.45%	1.40%	1.58%
Return on average equity	9.84%	9.62%	10.50%	9.73%	11.81%
Return on average tangible common equity (non-GAAP)	12.62%	12.37%	13.94%	12.50%	15.78%

	June 30, 2026	March 31, 2026	December 31, 2025
	($ in thousands except share and per share data)
Tangible Common Equity Ratio/Tangible Book Value Per Share
Shareholders’ equity	$586,640	$577,835	$576,586
Less: Intangible assets	127,814	128,614	129,414
Tangible common equity (non-GAAP)	$458,826	$449,221	$447,172

Total assets	$4,025,259	$4,048,734	$4,033,386
Less: Intangible assets	127,814	128,614	129,414
Tangible assets (non-GAAP)	$3,897,445	$3,920,120	$3,903,972

Equity to asset ratio	14.57%	14.27%	14.30%
Tangible common equity to tangible asset ratio (non-GAAP)	11.77%	11.46%	11.45%
Book value per share	$18.27	$17.97	$17.79
Tangible book value per share (non-GAAP)	$14.29	$13.97	$13.79
Shares outstanding	32,110,117	32,152,298	32,418,182

14

INVESTOR RELATIONS CONTACT

Tom Dolan

California Bank of Commerce, N.A.

IR@bankcbc.com

15